Exhibit 99.1
Contact
Black Box Corporation
Gary Doyle
Director - Investor Relations
Phone: (724) 873-6788
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE FISCAL 2010 RESULTS
PITTSBURGH, PENNSYLVANIA, October 27, 2009 - Black Box Corporation (NASDAQ:BBOX) today reported results for the second quarter of Fiscal 2010 ended September 26, 2009.
For the second quarter of Fiscal 2010, diluted earnings per share were 47¢ on net income of $8.2 million or 3.5% of revenues compared to diluted earnings per share of 82¢ on net income of $14.3 million or 5.6% of revenues for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2010 diluted earnings per share were 44¢ on net income of $7.8 million or 3.3% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for the second quarter of Fiscal 2010 were 72¢ on operating net income (which is a non-GAAP term and is defined below) of $12.7 million or 5.5% of revenues compared to operating earnings per share of 91¢ on operating net income of $15.9 million or 6.3% of revenues for the same quarter last year. See below for additional information regarding the comparability of Fiscal 2010 and Fiscal 2009 operating earnings per share. Management believes that presenting operating earnings per share and operating net income is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.
For the second quarter of Fiscal 2010, the Company’s pre-tax reconciling items were $7.2 million with an after-tax impact on net income and EPS of $4.5 million and 25¢, respectively. Included in the Company’s pre-tax reconciling items for the second quarter of Fiscal 2010 is a pre-tax charge of $4.0 million recorded in connection with an agreement in principle for settlement of the previously-disclosed pending shareholder derivative lawsuit and related matters arising out of the Company’s review of its historical stock option practices. This item is reported in the “Historical stock option granting practices investigation and related matters costs” line item within the Company’s pre-tax reconciling items table below. This settlement is subject to the execution of documentation regarding the settlement as well as court approval. During the second quarter of Fiscal 2009, the Company’s pre-tax reconciling items were $2.5 million with an after-tax impact on net income and EPS of $1.6 million and 9¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
Second quarter of Fiscal 2010 total revenues were $232 million, a decrease of $22 million or 9% from $254 million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2010 total revenues were $235 million.
Second quarter of Fiscal 2010 cash provided by operating activities was $14 million or 177% of net income, compared to $26 million or 182% of net income for the same quarter last year. Second quarter of Fiscal 2010 free cash flow (which is a non-GAAP term and is defined below) was $14 million compared to $26 million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2010 cash provided by operating activities was $16 million or 206% of net income and free cash flow was $16 million. Black Box utilized its second quarter of Fiscal 2010 free cash flow primarily to fund debt reduction of $13 million and to pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
For the six-month period ended September 26, 2009, diluted earnings per share were 91¢ on net income of $16.0 million or 3.4% of revenues compared to diluted earnings per share of $1.55 on net income of $27.1 million or 5.5% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for the six-month period ended September 26, 2009 were $1.43 on operating net income of $25.1 million or 5.4% of revenues compared to operating earnings per share of $1.62 on operating net income of $28.4 million or 5.7% of revenues for the same period last year.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

For the six-month period ended September 26, 2009, the Company’s pre-tax reconciling items were $14.5 million with an after-tax impact on net income and EPS of $9.1 million and 52¢, respectively. For the six-month period ended September 27, 2008, the Company’s pre-tax reconciling items were $2.0 million with an after-tax impact on net income and EPS of $1.3 million and 7¢, respectively.
For the six-month period ended September 26, 2009, total revenues were $467 million, a decrease of $29 million or 6% from $496 million for the same period last year.
Cash provided by operating activities for the six-month period ended September 26, 2009 was $31 million or 191% of net income compared to $38 million or 141% of net income for the same period last year. Free cash flow was $30 million compared to $38 million for the same period last year. Black Box utilized its six-month period free cash flow primarily to fund debt reduction of $27 million and to pay dividends of $2 million.
The Company’s six-month order backlog was $207 million at September 26, 2009 compared to $196 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $210 million at June 27, 2009.
For the third quarter of Fiscal 2010, the Company is targeting reported revenues of approximately $235 million to $240 million and corresponding operating earnings per share in the range of 70¢ to 75¢. Included in these projections is an effective tax rate of 37.5%.
All of the above exclude acquisition-related expense, employee severance and facility consolidations costs, historical stock option granting practices investigation and related matters costs, current legal matters costs and the impact of changes in the fair market value of the Company’s interest-rate swaps, and all of the above are before any new mergers and acquisition activity that has not been announced.
Commenting on the second quarter of Fiscal 2010 results and the third quarter of Fiscal 2010 outlook, Terry Blakemore, President and Chief Executive Officer said “I am very pleased with another solid quarter of performance by the Black Box team.  Our commercial markets are beginning to show signs of stabilization, while our government markets continue to grow.   The Black Box business model is consistently providing strong margins and cash flow which position us to take full advantage of the expected economic recovery.”
“Our team continues to deliver world-class technical support and solutions to our global clients.  Although we have made further adjustments to right-size our cost structure, we remain focused on superior service and response.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, October 27, 2009. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 117326. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s website at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services more than 175,000 clients in 141 countries with 194 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box®, the Double Diamond logo and DVH® are registered trademarks of BB Technologies, Inc.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the timing and final outcome of the ongoing review of the Company’s stock option practices, including the related Securities and Exchange Commission (“SEC”) investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters, and the impact of any actions that may be required or taken as a result of such review, SEC investigation, shareholder derivative lawsuit, tax matters or insurance/indemnification matters, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-months ended		Six-months ended
	September 26 and 27,		September 26 and 27,
In thousands, except per share amounts	2009	2008	2009	2008

Revenues
Hotline products	$45,511	$56,819	$87,793	$112,458
On-Site services	186,402	196,991	379,332	383,905

Total	231,913	253,810	467,125	496,363

Cost of sales
Hotline products	23,666	28,917	45,861	56,899
On-Site services	125,973	131,836	256,577	258,265

Total	149,639	160,753	302,438	315,164

Gross profit	82,274	93,057	164,687	181,199

Selling, general & administrative expenses	64,515	65,729	128,398	132,197
Intangibles amortization	2,150	1,900	6,195	3,726

Operating income	15,609	25,428	30,094	45,276

Interest expense (income), net	2,596	2,648	4,740	2,383
Other expenses (income), net	(85)	263	(227)	167

Income before provision for income taxes	13,098	22,517	25,581	42,726

Provision for income taxes	4,912	8,218	9,593	15,594

Net income	$8,186	$14,299	$15,988	$27,132

Earnings per common share
Basic	$0.47	$0.82	$0.91	$1.55

Diluted	$0.47	$0.82	$0.91	$1.55

Weighted average common shares outstanding
Basic	17,548	17,524	17,544	17,520

Diluted	17,548	17,528	17,544	17,522

Dividends per share	$0.06	$0.06	$0.12	$0.12

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	September 26, 2009	March 31, 2009

Assets
Cash and cash equivalents	$23,785	$23,720
Accounts receivable, net	139,646	163,975
Inventories, net	53,269	55,898
Costs/estimated earnings in excess of billings on uncompleted contracts	85,428	66,066
Prepaid and other current assets	29,242	30,809

Total current assets	331,370	340,468

Property, plant and equipment, net	25,653	28,419
Goodwill	646,603	621,948
Intangibles
Customer relationships, net	89,673	105,111
Other intangibles, net	31,248	37,684
Other assets	8,120	2,858

Total assets	$1,132,667	$1,136,488

Liabilities
Accounts payable	$75,317	$79,021
Accrued compensation and benefits	25,902	30,446
Deferred revenue	35,696	35,520
Billings in excess of costs/estimated earnings on uncompleted contracts	12,662	18,217
Income taxes	7,063	5,164
Other liabilities	47,885	41,891

Total current liabilities	204,525	210,259

Long-term debt	222,593	249,260
Other liabilities	26,777	29,670

Total liabilities	$453,895	$489,189

Stockholders’ equity
Common stock	$25	$25
Additional paid-in capital	448,351	445,774
Retained earnings	534,906	521,023
Accumulated other comprehensive income	18,585	3,572
Treasury stock	(323,095)	(323,095)

Total stockholders’ equity	$678,772	$647,299

Total liabilities and stockholders’ equity	$1,132,667	$1,136,488

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months ended		Six-months ended
	September 26 and 27,		September 26 and 27,
In thousands	2009	2008	2009	2008

Operating Activities
Net income	$8,186	$14,299	$15,988	$27,132
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,034	4,347	10,112	8,599
Loss (gain) on sale of property	(51)	(27)	25	(21)
Deferred taxes	89	(80)	637	856
Tax impact from stock options	579	887	702	1,047
Stock compensation expense	1,636	840	3,279	1,382
Change in fair value of interest-rate swap	380	(169)	177	(2,877)
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	11,374	11,005	23,064	11,804
Inventories, net	1,069	1,338	3,624	5,321
All other current assets excluding deferred tax asset	(8,166)	(6,878)	(10,715)	(8,572)
Liabilities exclusive of long-term debt	(4,668)	395	(16,344)	(6,286)

Net cash provided by (used for) operating activities	$14,462	$25,957	$30,549	$38,385

Investing Activities
Capital expenditures	$(466)	$(872)	$(1,033)	$(1,524)
Capital disposals	74	82	103	104
Acquisition of businesses (payments)/recoveries	--	(42,334)	--	(48,620)
Prior merger-related (payments)/recoveries	(389)	--	(1,305)	165

Net cash provided by (used for) investing activities	$(781)	$(43,124)	$(2,235)	$(49,875)

Financing Activities
Proceeds from borrowings	$36,470	$91,135	$74,855	$143,710
Repayment of borrowings	(51,415)	(73,013)	(101,848)	(131,461)
Proceeds from the exercise of stock options	--	545	--	545
Deferred financing costs	--	(13)	--	(125)
Payment of dividends	(1,052)	(1,051)	(2,104)	(2,102)

Net cash provided by (used for) financing activities	$(15,997)	$17,603	$(29,097)	$10,567

Foreign currency exchange impact on cash	$327	$128	$848	$73

Increase / (decrease) in cash and cash equivalents	$(1,989)	$564	$65	$(850)
Cash and cash equivalents at beginning of period	25,774	25,238	23,720	26,652

Cash and cash equivalents at end of period	$23,785	$25,802	$23,785	$25,802

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments (see below for reference), operating net income, operating earnings per share, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.
Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (iv) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company’s earnings until the interest-rate swaps are settled, (v) the non-GAAP financial measures exclude costs for employee severance and facility consolidations (“employee severance and facility consolidations costs”) incurred during the periods reported in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services that will impact future operating results, (vi) the non-GAAP financial measures exclude historical stock option granting practices investigation and related matters costs, including costs associated with the related SEC investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters, (vii) the non-GAAP financial measures exclude costs of settlement or resolution arising from current legal matters associated with the ongoing operations of the Company (“current legal matters costs”) and (viii) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free cash flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus or minus foreign currency translation adjustments, plus proceeds from stock option exercises. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
Foreign currency exchange impact on cash
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and/or negative impact of such charges as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	2Q10	1Q10	2Q09	2QYTD10	2QYTD09

Cash provided by operating activities	$14,462	$16,087	$25,957	$30,549	$38,385
Net capital expenditures	(392)	(538)	(790)	(930)	(1,420)
Foreign currency exchange impact on cash	327	521	128	848	73

Free cash flow before stock option exercises	$14,397	$16,070	$25,295	$30,467	$37,038
Proceeds from stock option exercises	--	--	545	--	545

Free cash flow	$14,397	$16,070	$25,840	$30,467	$37,583

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for employee severance and facility consolidations costs. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.
A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	2Q10	1Q10	2Q09	2QYTD10	2QYTD09

Cash provided by operating activities	$14,462	$16,087	$25,957	$30,549	$38,385
Restructuring payments	2,318	3,955	2,134	6,273	5,288

Cash provided by operating activities excluding restructuring payments	$16,780	$20,042	$28,091	$36,822	$43,673

Operating net income and operating earnings per share (“EPS”)
Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, the change in fair value of the interest-rate swaps, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. Management’s reason for exclusion of each item is explained in further detail below.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life and generally cannot be changed or influenced by Management after the acquisition.
Change in fair value of the interest-rate swaps
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into two separate interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
Employee severance and facility consolidation costs
The Company believes that incurring costs in the current period(s) in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services will result in a long-term positive impact on financial performance in the future. Employee severance and facility consolidation costs are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Historical stock option granting practices investigation and related matters costs
The Company incurs costs in connection with its investigation of historical stock option granting practices, including the related SEC investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management. During 2Q10, the Company recorded $4.0 million for the settlement of all matters related to the shareholder derivative lawsuit and related matters. The Company expects the cash payment will be made during the second half of Fiscal 2010.
Current legal matters costs
The Company incurs costs arising from current legal matters associated with the ongoing operations of the Company. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Fiscal 2010 and Fiscal 2009 comparability
During Fiscal 2009, the Company excluded stock-based compensation expense when evaluating the continuing operations of the Company. Beginning with the first quarter of Fiscal 2010, the Company will not exclude such expenses. For comparability purposes only, the Company has restated reconciling items, operating net income and operating EPS for the second quarter and second quarter year-to-date Fiscal 2009 to reflect this change in presentation.
Information on stock-based compensation expense and its after-tax impact on net income and EPS is presented below:

	2Q10	1Q10	2Q09	2QYTD10	2QYTD09

Stock-based compensation expense	$1,636	$1,643	$840	$3,279	$1,382
After-tax impact on net income	1,022	1,027	533	2,049	878
After-tax impact on net income EPS	0.06	0.06	0.03	0.12	0.05

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

The following table represents the Company’s pre-tax reconciling items:

	2Q10	1Q10	2Q09	2QYTD10	2QYTD09

Non-cash charges
Amortization of intangible assets on acquisitions	$2,134	$4,031	$1,864	$6,165	$3,655
Asset write-up depreciation expense on acquisitions	--	--	448	--	896
Change in fair value of the interest-rate swaps	380	(203)	(169)	177	(2,877)

Total non-cash charges	$2,514	$3,828	$2,143	$6,342	$1,674

Cash charges
Employee severance and facility consolidations costs	$649	$1,113	$--	$1,762	$--
Historical stock option granting practices investigation and related matters costs	3,992	264	332	4,256	332
Current legal matters costs	--	2,145	--	2,145	--

Total cash charges	$4,641	$3,522	$332	$8,163	$332

Total pre-tax reconciling items	$7,155	$7,350	$2,475	$14,505	$2,006

A reconciliation of net income to operating net income is presented below:

	2Q10	1Q10	2Q09	2QYTD10	2QYTD09

Net income	$8,186	$7,802	$14,299	$15,988	$27,132
% of Revenue	3.5%	3.3%	5.6%	3.4%	5.5%
Reconciling items, after tax	4,472	4,594	1,572	9,066	1,274

Operating net income	$12,658	$12,396	$15,871	$25,054	$28,406
% of Revenue	5.5%	5.3%	6.3%	5.4%	5.7%

A reconciliation of diluted EPS to operating EPS is presented below:

	2Q10	1Q10	2Q09	2QYTD10	2QYTD09

Diluted EPS	$0.47	$0.44	$0.82	$0.91	$1.55
EPS impact of reconciling items	0.25	0.27	0.09	0.52	0.07

Operating EPS	$0.72	$0.71	$0.91	$1.43	$1.62

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as income before provision for income taxes plus interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation.
A reconciliation of income before provision for income taxes to EBITDA and adjusted EBITDA is presented below:

	2Q10	1Q10	2Q09	2QYTD10	2QYTD09

Income before provision for income taxes	$13,098	$12,483	$22,517	$25,581	$42,726
Interest	2,596	2,144	2,648	4,740	2,383
Depreciation/Amortization	4,034	6,078	4,347	10,112	8,599

EBITDA	$19,728	$20,705	$29,512	$40,433	$53,708
Stock-based compensation expense	1,636	1,643	840	3,279	1,382

Adjusted EBITDA	$21,364	$22,348	$30,352	$43,712	$55,090

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Supplemental Information
The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the second quarter of Fiscal 2010 and 2009, first quarter of Fiscal 2010 and/or second quarter year-to-date Fiscal 2010 and 2009. All dollar amounts are in thousands unless noted otherwise.
Geographical Segment Results
Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	2Q10	1Q10	2Q09	2QYTD10	2QYTD09

Revenues
North America	$199,928	$204,583	$211,467	$404,511	$407,803
Europe	24,172	23,886	31,753	48,058	67,521
All Other	7,813	6,743	10,590	14,556	21,039

Total	$231,913	$235,212	$253,810	$467,125	$496,363

Operating income
North America	$11,813	$11,575	$20,163	$23,388	$34,647
% of North America revenues	5.9%	5.7%	9.5%	5.8%	8.5%
Europe	$2,555	$2,089	$3,456	$4,644	$7,269
% of Europe revenues	10.6%	8.8%	10.9%	9.7%	10.8%
All Other	$1,241	$821	$1,809	$2,062	$3,360
% of All Other revenues	15.9%	12.2%	17.1%	14.2%	16.0%

Total	$15,609	$14,485	$25,428	$30,094	$45,276
% of Total revenues	6.7%	6.2%	10.0%	6.4%	9.1%

Reconciling items (pretax) [1]
North America	$6,693	$7,018	$2,644	$13,711	$4,883
Europe	65	535	--	600	--
All Other	17	--	--	17	--

Total	$6,775	$7,553	$2,644	$14,328	$4,883

Adjusted operating income
North America	$18,506	$18,593	$22,807	$37,099	$39,530
% of North America revenues	9.3%	9.1%	10.8%	9.2%	9.7%
Europe	$2,620	$2,624	$3,456	$5,244	$7,269
% of Europe revenues	10.8%	11.0%	10.9%	10.9%	10.8%
All Other	$1,258	$821	$1,809	$2,079	$3,360
% of All Other revenues	16.1%	12.2%	17.1%	14.3%	16.0%

Total	$22,384	$22,038	$28,072	$44,422	$50,159
% of Total revenues	9.7%	9.4%	11.1%	9.5%	10.1%

1 During Fiscal 2009, the Company excluded stock-based compensation expense when evaluating the continuing operations of the Company. Beginning with the first quarter of Fiscal 2010, the Company will not exclude such expenses. For comparability purposes only, the Company has restated reconciling items (pretax) and adjusted operating income for the second quarter and year-to-date Fiscal 2009 to reflect this change in presentation. The Company incurred stock-based compensation expense of $1,636, $840, $1,643, $3,279 and $1,382 during the second quarter of Fiscal 2010 and 2009, first quarter of Fiscal 2010 and second quarter year-to-date Fiscal 2010 and 2009, respectively.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results
Management is presented with and reviews revenues and gross profit for Data Services, Voice Services and Hotline Services which are presented below:

	2Q10	1Q10	2Q09	2QYTD10	2QYTD09

Revenues
Data Services	$43,928	$51,410	$42,714	$95,338	$89,598
Voice Services	142,474	141,520	154,277	283,994	294,307
Hotline Services	45,511	42,282	56,819	87,793	112,458

Total	$231,913	$235,212	$253,810	$467,125	$496,363

Gross profit
Data Services	$12,142	$13,947	$12,879	$26,089	$26,166
% of Data Services revenues	27.6%	27.1%	30.2%	27.4%	29.2%
Voice Services	$48,287	$48,379	$52,276	$96,666	$99,474
% of Voice Services revenues	33.9%	34.2%	33.9%	34.0%	33.8%
Hotline Services	$21,845	$20,087	$27,902	$41,932	$55,559
% of Hotline Services revenues	48.0%	47.5%	49.1%	47.8%	49.4%

Total	$82,274	$82,413	$93,057	$164,687	$181,199
% of Total revenues	35.5%	35.0%	36.7%	35.3%	36.5%

Same-office revenue comparisons
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, the revenue from offices added below relates to the North American Data Services and North American Voice Services. Reported same-office comparisons for the Company’s North America, Data Services and Voice Services segments can be determined by excluding the revenues from offices added since 4/1/08 or 4/1/09 as shown below.
Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	2Q10	2Q09	% Change

Reported revenues	$231,913	$253,810	(9%)
Less revenue from Data Services offices added since 4/1/08 (1Q09)	(12,700)	--
Less revenue from Voice Services offices added since 4/1/08 (1Q09)	(22,053)	(10,510)

Reported revenues on same-office basis	$197,160	$243,300	(19%)
Foreign currency impact	1,846	--

Revenues on same-office basis (excluding foreign currency impact)	$199,006	$243,300	(18%)

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	2QYTD10	2QYTD09	% Change

Reported revenues	$467,125	$496,363	(6%)
Less revenue from Data Services offices added since 4/1/08 (1Q09)	(26,008)	--
Less revenue from Voice Services offices added since 4/1/08 (1Q09)	(50,470)	(17,170)

Reported revenues on same-office basis	$390,647	$479,193	(18%)
Foreign currency impact	7,562	--

Revenues on same-office basis (excluding foreign currency impact)	$398,209	$479,193	(17%)

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	2Q10	1Q10	% Change

Reported revenues	$231,913	$235,212	(1%)
Less revenue from Data Services offices added since 4/1/09 (1Q10)	--	--
Less revenue from Voice Services offices added since 4/1/09 (1Q10)	--	--

Reported revenues on same-office basis	$231,913	$235,212	(1%)
Foreign currency impact	(2,711)	--

Revenues on same-office basis (excluding foreign currency impact)	$229,202	$235,212	(3%)

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant Balance Sheet ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	2Q10		1Q10		2Q09

Accounts receivable
Gross accounts receivable	$149.5		$162.3		$168.1
Reserve $ / %	9.9	6.6%	10.0	6.2%	11.1	6.6%

Net accounts receivable	$139.6		$152.3		$157.0

Net days sales outstanding	51 days		52 days		50 days

Inventory
Gross inventory	$73.1		$73.9		$83.4
Reserve $ / %	19.8	27.1%	19.9	26.9%	20.7	24.8%

Net inventory	$53.3		$54.0		$62.7

Net inventory turns	8.4x		8.5x		8.0x

Six-month order backlog	$207		$210		$196

Team members	4,335		4,428		4,445

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746